Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

First QUARTER 2023 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.70 Per Share for Second Quarter 2023

Base Dividend of $0.41, Supplemental Dividend of $0.19, and Special Dividend of $0.10 Per Share

EVANSTON, Ill., May 4, 2023 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Financial Highlights

•
Total investment income of $29.1 million
•
Net investment income of $14.7 million, or $0.59 per share
•
Adjusted net investment income of $14.9 million, or $0.60 per share(1)
•
Net increase in net assets resulting from operations of $15.5 million, or $0.62 per share
•
Invested $51.5 million in debt and equity securities, including three new portfolio companies
•
Received proceeds from repayments and realizations of $15.9 million
•
Paid total dividends of $0.66 per share: regular quarterly dividend of $0.41 per share, supplemental dividend of $0.15 per share, and special dividend of $.10 per share on March 29, 2023
•
Net asset value (“NAV”) of $484.6 million, or $19.39 per share, as of March 31, 2023
•
Estimated spillover income (or taxable income in excess of distributions) as of March 31, 2023 of $38.7 million, or $1.55 per share

Management Commentary

“First quarter results demonstrate the enhanced earnings power of our portfolio, the overall health of our portfolio and NAV stability against a backdrop of economic uncertainty and a slowdown in deal activity in the lower middle market. Adjusted NII increased 40.2% to $0.60 per share over last year, well in excess of our base dividend, reflecting a larger portfolio of income-producing assets and higher yields. This strong performance supported a total dividend declaration by the Board of $0.70 per share for the second quarter,” said Edward Ross, Chairman and CEO and Fidus Investment Corporation. “By continuing to execute our proven strategy of selectively investing in high-quality companies that possess defensive characteristics, high-cash flow business models and positive long-term outlooks, we remain well positioned to grow NAV over the long term, generating attractive risk adjusted returns for our shareholders while preserving capital.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2023 Financial Results

The following table provides a summary of our operating results for the three months ended March 31, 2023, as compared to the same period in 2022 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Interest income	$25,956	$17,081	$8,875	52.0%
Payment-in-kind interest income	637	547	90	16.5%
Dividend income	384	689	(305)	(44.3%)
Fee income	1,436	2,198	(762)	(34.7%)
Interest on idle funds	643	3	640	21,333.3%
Total investment income	$29,056	$20,518	$8,538	41.6%

Net investment income	$14,723	$10,338	$4,385	42.4%
Net investment income per share	$0.59	$0.42	$0.17	40.5%

Adjusted net investment income (1)	$14,876	$10,608	$4,268	40.2%
Adjusted net investment income per share (1)	$0.60	$0.43	$0.17	39.5%

Net increase (decrease) in net assets resulting from operations	$15,489	$11,690	$3,799	32.5%
Net increase (decrease) in net assets resulting from operations per share	$0.62	$0.48	$0.14	29.2%

The $8.5 million increase in total investment income for the three months ended March 31, 2023, as compared to the same period in 2022 was primarily attributable to (i) a $9.0 million increase in total interest income (including payment -in-kind interest income) resulting from an increase in average debt investment balances outstanding and an increase in weighted average yield on debt investment balances outstanding, partially offset by (ii) a $0.3 million decrease in dividend income due to decreased levels of distributions received from equity investments, and (iii) a $0.8 million decrease in fee income resulting from an decrease in origination fees, which is partially offset by an increase in amendment and prepayment fees.

For the three months ended March 31, 2023, total expenses, including the base management fee waivers and income tax provision, were $14.3 million, an increase of $4.1 million, or 40.8% from the $10.2 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended March 31, 2022. The increase was primarily attributable to (i) a $2.5 million net increase in the income incentive fee, (ii) a $0.8 million increase in interest and financing expenses due to an increase in debt outstanding in 2023 and an increase in weighted average interest rate on borrowings, (iii) a $0.6 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iv) a $0.3 million increase in professional fees, and (v), a $0.1 million decrease in capital gains incentive fee accrued.

Net investment income increased by $4.4 million, or 42.4%, to $14.7 million during the three months ended March 31, 2023 as compared to the same period in 2022 as a result of the $8.5 million increase in total investment income, partially offset by the $4.1 million increase in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.60 per share compared to $0.43 per share in the prior year.

For the three months ended March 31, 2023, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $0.1 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $6.9 million for the same period in 2022.

Portfolio and Investment Activities

As of March 31, 2023, the fair value of our investment portfolio totaled $897.3 million and consisted of 78 active portfolio companies and two portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 103.7% of the related cost basis as of March 31, 2023. As of March 31, 2023, the debt investments of 43 portfolio companies bore interest at a variable rate, which represented $549.9 million, or 71.2%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed-rate investments. As of March 31, 2023, our average active portfolio company investment at amortized cost was $11.1 million, which excludes investments in the two portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 14.3% as of March 31, 2023. The weighted average yield was computed using the effective interest rates for debt investments at cost as of March 31, 2023, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

First quarter 2023 investment activity included the following new portfolio company investments:

•
CTM Group, Inc., a leading provider of turn-key entertainment solutions across tourist attractions, leisure venues, and high traffic retail sites. Fidus invested $8.0 million in first lien debt, $2.0 million in subordinated debt, and $0.4 million in common equity.
•
QED Technologies International, Inc., a leading provider of precision optics finishing and inspection equipment, products, and services for the semiconductor, military, space, R&D, imaging, and other industries. Fidus invested $17.4 million in first lien debt and $1.4 million in common equity.
•
USG AS Holdings, LLC, a leading provider of water asset management services for small and medium public water utilities in North America. Fidus invested $10.0 million in first lien debt and $1.0 million in common equity.

Liquidity and Capital Resources

As of March 31, 2023, we had $36.4 million in cash and cash equivalents and $85.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). For the three months ended March 31, 2023, we received net proceeds of $5.3 million from the equity at-the-market program. As of March 31, 2023, we had SBA debentures outstanding of $165.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 and $125.0 million outstanding of our 3.50% notes due November 2026. As of March 31, 2023, the weighted average interest rate on total debt outstanding was 4.2%.

Subsequent Events

On April 4, 2023, we exited our debt and equity investments in Rhino Assembly Company, LLC. We received payment in full of $14.9 million on our second lien debt. We received a distribution on our common and preferred equity investments for a net realized gain of approximately $2.1 million.

On April 28, 2023, we invested $2.5 million in first lien debt of Puget Collision, LLC, a multi-unit operator of auto collision repair shops operating in the CARSTAR and Fix Auto franchise systems.

Second Quarter 2023 Dividends Declared

On May 1, 2023, our board of directors declared a base dividend of $0.41 per share, a supplemental dividend of $0.19 per share, and a special dividend of $0.10 per share for the second quarter, which are payable on June 28, 2023, to stockholders of record as of June 21, 2023.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2023 taxable income, as well as the tax attributes for 2023 dividends, will be made after the close of the 2023 tax year. The final tax attributes for 2023 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2023 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 5, 2023. To participate in the conference call, please dial (646) 307-1963 approximately 10 minutes prior to the call. International callers should dial (800) 715-9871. Please reference conference ID #7919635.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered, such as changes in the financial and lending markets and the impact of interest rate volatility, including the decommissioning of LIBOR and rising interest rates; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	March 31,	December 31,
	2023	2022
ASSETS
Investments, at fair value:
Control investments (cost: $17,915 and $17,915, respectively)	$—	$—
Affiliate investments (cost: $55,740 and $55,804, respectively)	99,037	101,590
Non-control/non-affiliate investments (cost: $791,325 and $754,974, respectively)	798,287	758,739
Total investments, at fair value (cost: $864,980 and $828,693, respectively)	897,324	860,329
Cash and cash equivalents	36,418	62,350
Interest receivable	13,705	11,826
Prepaid expenses and other assets	1,577	1,455
Total assets	$949,024	$935,960
LIABILITIES
SBA debentures, net of deferred financing costs	$160,352	$148,476
Notes, net of deferred financing costs	246,402	246,128
Borrowings under Credit Facility, net of deferred financing costs	13,694	(1,380)
Secured borrowings	16,634	16,880
Accrued interest and fees payable	3,326	4,747
Base management fee payable, net of base management fee waiver – due to affiliate	3,782	3,769
Income incentive fee payable – due to affiliate	3,647	3,035
Capital gains incentive fee payable – due to affiliate	15,257	22,659
Administration fee payable and other, net – due to affiliate	462	576
Taxes payable	87	9,937
Accounts payable and other liabilities	735	790
Total liabilities	$464,378	$455,617
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,988,398 and 24,727,788 shares
outstanding at March 31, 2023 and December 31, 2022, respectively)	$25	$25
Additional paid-in capital	400,978	395,672
Total distributable earnings	83,643	84,646
Total net assets	484,646	480,343
Total liabilities and net assets	$949,024	$935,960
Net asset value per common share	$19.39	$19.43

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2023	2022
Investment Income:
Interest income
Control investments	$—	$—
Affiliate investments	1,050	884
Non-control/non-affiliate investments	24,906	16,197
Total interest income	25,956	17,081
Payment-in-kind interest income
Control investments	—	—
Affiliate investments	—	30
Non-control/non-affiliate investments	637	517
Total payment-in-kind interest income	637	547
Dividend income
Control investments	—	—
Affiliate investments	348	656
Non-control/non-affiliate investments	36	33
Total dividend income	384	689
Fee income
Control investments	—	—
Affiliate investments	5	137
Non-control/non-affiliate investments	1,431	2,061
Total fee income	1,436	2,198
Interest on idle funds	643	3
Total investment income	29,056	20,518
Expenses:
Interest and financing expenses	5,185	4,412
Base management fee	3,854	3,343
Incentive fee - income	3,647	1,053
Incentive fee (reversal) - capital gains	153	270
Administrative service expenses	473	422
Professional fees	816	599
Other general and administrative expenses	240	203
Total expenses before base management fee waiver	14,368	10,302
Base management fee waiver	(72)	(76)
Total expenses, net of base management fee waiver	14,296	10,226
Net investment income before income taxes	14,760	10,292
Income tax provision (benefit)	37	(46)
Net investment income	14,723	10,338
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	139
Affiliate investments	—	324
Non-control/non-affiliate investments	58	6,405
Total net realized gain (loss) on investments	58	6,868
Income tax (provision) benefit from realized gains on investments	—	1
Net change in unrealized appreciation (depreciation):
Control investments	—	(230)
Affiliate investments	(2,489)	(5,879)
Non-control/non-affiliate investments	3,197	790
Total net change in unrealized appreciation (depreciation) on investments	708	(5,319)
Net gain (loss) on investments	766	1,550
Realized losses on extinguishment of debt	—	(198)
Net increase (decrease) in net assets resulting from operations	$15,489	$11,690
Per common share data:
Net investment income per share-basic and diluted	$0.59	$0.42
Net increase in net assets resulting from operations per share — basic and diluted	$0.62	$0.48
Dividends declared per share	$0.66	$0.53
Weighted average number of shares outstanding — basic and diluted	24,803,951	24,437,400

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2023 and 2022.

	($ in thousands)
	Three Months Ended
	March 31,
	(unaudited)
	2023	2022
Net investment income	$14,723	$10,338
Capital gains incentive fee expense (reversal)	153	270
Adjusted net investment income (1)	$14,876	$10,608

	(Per share)
	Three Months Ended
	March 31,
	(unaudited)
	2023	2022
Net investment income	$0.59	$0.42
Capital gains incentive fee expense (reversal)	0.01	0.01
Adjusted net investment income (1)	$0.60	$0.43

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com